Industry Canada Industrie Canada

Certificate of Continuance Canada Business Corporations Act	Certificat de prorogation Loi canadienne sur les sociétés par actions

i-minerals inc.	421629-6

____________________________________________	____________________________________________
Name of corporation-Denomination de la société	Corporation number-Numéro de la société

I hereby certify that the above-named corporation was continued under section 187 of the Canada Business Corporations Act, as set out in the attached articles of continuance.	Je certifie que la société susmentionnée a été prorogée en vertu de I'article 187 de la Loi canadienne sur les sociétés par actions, tel qu'il est indiqué dans les clauses de prorogation ci-jointes.

January 22, 2004 I le 22 janvier 2004

Director - Directeur
Date of Continuance - Date de la prorogation

Canada